Exhibit 4.56

English Translation

THE AMENDED AND RESTATED COOPERATION AGREEMENT

Party A: Hangzhou Yuedu Technology Co., Ltd.

Address: Room 1202, Block A, Hangzhou International Expo Center, No. 353 Benjing Avenue, Qianjiang Century City, Ningwei Street, Xiaoshan District, Hangzhou, Zhejiang

Party B: Hangzhou NetEase Cloud Music Technology Co., Ltd.

Address: Room 1201, Block A, Hangzhou International Expo Center, No. 353 Benjing Avenue, Qianjiang Century City, Xiaoshan District, Hangzhou, Zhejiang

In this agreement, Party A and Party B are collectively referred to as the “Parties” and each a “Party”.

WHEREAS

1.

Party A is a company registered in Hangzhou under the laws of the People’s Republic of China (the “PRC”), and has the legitimate rights and interests to engage in cloud music related business operation, and has applied for and obtained the Value-added Telecommunications Business Operating License and the Internet Cultural Business License required for the operation of cloud music business in accordance with the law.

2.

Party B is a company registered in Hangzhou under the laws of the PRC and is principally engaged in development, services, consultation, and transfer of results of computer information technology, electronic publishing technology, e-commerce technology, and computer software; production of computer software; sales of self-manufactured products; and wholesale, online sales, and import and export of computer software, electronic products, knitwear, clothing, accessories, bags, watches, shoes and boots, cultural supplies, books, newspapers, journals, audio-visual products and electronic publications (excluding items prohibited by laws and administrative regulations, and items restricted by laws and administrative regulations can only be operated after the license is obtained); online sales of pre-packaged food; and booking of tickets.

3.	The Parties work together to provide customers with services.
4.	The Parties entered into the Cooperation Agreement (the “Original Agreement”) on October 1, 2016.
5.	The Parties wish to enter into this agreement to terminate, substitute and replace the entire Original Agreement.

NOW THEREFORE, through negotiations, the Parties hereby agree as follows:

1.Subject of cooperation

1)Cooperation to be provided by Party A

Party A has the legitimate rights and interests to engage in cloud music related business operation, and has obtained the Value-added Telecommunications Business Operating License and the Internet Cultural Business Operating License, which entitle Party A to provide various cloud music businesses including Internet information service business and music entertainment business through information network in accordance with the law.

2)Cooperation to be provided by Party B

Pursuant to this agreement, Party B works with Party A to provide services for customers, including but not limited to the following:

(1)research and development of computer software (including but not limited to e-commerce technology software) and provision of technical support and maintenance services for the operation of computer software;

(2)provision of Internet technology services, including but not limited to maintenance of servers, and development, updating and upgrading of relevant application software;

(3)provision of research and development of electronic publishing, and network communication and other technologies and provision of relevant technical assistance and support.

2.Manner of service cooperation

1)In addition to providing the services as agreed in Section 1 hereof, Party B shall also use its resources to promote and publicize the services provided for the customers hereunder, and shall bear the relevant promotion and production costs. Party B shall also pay the relevant costs and expenses for the services as agreed in Section 1 hereof, including but not limited to the remuneration of research and development personnel, equipment purchase costs, and public relations fees.

2)The Parties agreed that, except that Party A shall directly obtain income from operating activities requiring licenses such as the Value-added Telecommunications Business Operating License and the Internet Cultural Business Operating License in accordance with the law, the income from other services and products can be provided by Party B for the customer and obtain the income derived therefrom.

3)The Parties should cooperate with each other sincerely as the subject of cooperation and relevant service and products hereunder would not be realized if either Party fails to do so. Party A agrees to designate Party B as the exclusive partner in relation to subject of cooperation hereunder. Without the written consent of Party B, Party A shall not enter into service agreement with any third party on the subject of cooperation hereunder. With the written consent of Party B, Party A may cooperate with affiliate of Party B to jointly provide services for customers of relevant services and products.

4)The Parties further acknowledge that Party A, Party B and its affiliate may enter into separate project cooperation agreements or similar documents in respect of the specific operation model, revenue sharing and other matters involved in the subject of cooperation hereunder to further clarify the rights and obligations of the Parties in the specific cooperation, and any such agreement or documents shall be the basis for implementation of cooperation.

3.Settlement

Through friendly negotiations, the Parties agreed to settle the revenue generated from the cooperation hereunder based on the following principles:

1)the revenue shall be shared among Party A with Party B and its affiliate based on the balance of all revenue (exclusive of tax) of Party A after deducting the expenses (including taxes and surcharges, but excluding the sharing expenses paid to Party B and its affiliate, hereinafter referred to as the “Actual Expenses”) incurred by Party A for the operation of various subjects of cooperation and the retained profits of Party A, namely:

Sharing base= Party A’s revenue (exclusive of tax) – the actual expenses borne by Party A – retained profits of Party A.

2)The specific sharing ratio, payment method, and amount and period of settlement, retained profits of Party A, fees payable by Party B (if Party A’s revenue is insufficient) shall be confirmed in service settlement form. The party receiving the relevant service and product income shall issue a service settlement form to the other party in a timely manner and issue a special value-added tax invoice so that the payments are settled on a regular basis. The Parties shall confirm the information listed in the service settlement form by email.

4.Intellectual property and confidentiality provisions

1)Party B shall have sole and exclusive rights for any rights, ownership, interest, including, without limitation, any copyright, patent, proprietary technologies, trade secrets, etc., over all and any intellectual property arising from the performance of this agreement.

2)With the written consent of the right owner, Party A may accept the transfer of any rights, ownership, interests of all and any intellectual property arising from Party B’s performance of this agreement, with the transfer method to be otherwise determined between the Parties. However, in the aforesaid circumstances, Party B is entitled to use any intellectual property registered under the name of Party A or its subsidiaries at nil consideration.

3)The Parties agree to use their best reasonable efforts to protect or keep confidential all information marked with “confidential” or all or part of the information of one Party known to other Party (“Confidential Information”). Without the prior written consent of the disclosing party of Confidential Information, the receiving Party of Confidential Information shall not disclose, provide or transfer such Confidential Information to any third party. Upon termination or expiration of this agreement, the receiving party of Confidential Information shall return any document, material or software containing Confidential Information to its respective owner as requested by the disclosing Party of Confidential Information, or shall destroy the same on its own, and delete any Confidential Information stored in all of the receiving Party’s electronic devices and stop using the same.

4)Clauses 1), 2) and 3) of Article 4 hereof shall survive the termination or expiration of this agreement.

5.Representations and warranties

1)Party A hereby represents and warrants that:

(1)Party A is a corporation legally registered and validly existing in Hangzhou under the laws of PRC.

(2)Party A has all the rights, powers, authorities and capabilities, and all the consents and approvals necessary for the execution, delivery and performance of this agreement.

(3)This agreement will be legal, effective and binding on Party A upon execution, and may be enforced against Party A according to the terms of this agreement.

2)Party B hereby represents and warrants that:

(1)Party B is a corporation legally registered and validly existing in Hangzhou under the laws of PRC.

(2)Party B has all the rights, powers, authorities and capabilities, and all the consents and approvals necessary for the execution, delivery and performance of this agreement.

(3)This agreement will be legal, effective and binding on Party B upon execution, and may be enforced against Party B according to the terms of this agreement.

6.Effectuation and term of cooperation

This agreement shall be effective after being sealed by the Parties. This agreement shall supersede the Original Agreement and the Original Agreement shall become void. Except for early termination pursuant to the provisions herein, this agreement shall remain effective.

7.Termination

1)During the term of this agreement, Party B may terminate this agreement upon a thirty (30) days prior written notice to Party A. Party A shall not terminate this agreement without the written consent of Party B.

2)Article 4 shall survive the termination or expiration of this agreement.

8.Force majeure

1)“Force Majeure Event” refers to any matter that is out of the reasonable control of a Party, which is unavoidable even with reasonable attention of the Party being affected, including, without limitation, acts of governments, acts of nature, fire, explosion, storm, flood, earthquake, tide, thunder or war. However, any shortage of credit, capital or finance shall not be regarded as an event of force majeure. The Party affected by Force Majeure and seeking for the exemption from performing its obligations hereunder shall notify the other Party of such event as soon as possible.

2)In the event that any Party is delayed in or prevented from performing its obligations hereunder by Force Majeure Events, only within the scope of such delay or prevention, neither Party shall be liable for any loss, increased expense, or damage caused thereby under this agreement, while such failure or delay of performance shall not be deemed as a breach of contract. However, the Party claiming to be affected by Force Majeure shall use its reasonable efforts to minimize or remove the effects of Force Majeure. Upon the elimination of Force Majeure Events, the Parties agree to resume the performance of this agreement with their best efforts.

9.Governing law

The validity, interpretation and performance of this agreement shall be governed by the laws of PRC.

10.Dispute resolution

Any dispute arising under or in connection with this agreement shall be settled by the Parties through negotiation. If the Parties fail to reach an agreement within 30 days after the dispute arises, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing by three arbitrators in accordance with its arbitration rules in force at that time. The Party initiating the arbitration and the respondent shall each appoint one arbitrator, and the third arbitrator shall be appointed by China International Economic and Trade Arbitration Commission. If there are more than two persons (natural person or legal person) of the Party initiating arbitration or the respondent, one arbitrator shall be appointed by the two persons through written consensus. The arbitration award is final and binding on the Parties to the dispute. During the dispute settlement period, except for the matters in dispute, the Parties to this agreement shall continue to exercise their respective rights and perform their respective obligations under this agreement.

The Parties hereby specifically acknowledge and undertake that, subject to the provisions of the PRC law, the arbitrators have the right to make appropriate awards according to the actual situation, so as to give Party B appropriate legal remedies, including, without limitation, restricting the Party A’s business operation, restricting and/or disposing the Party A’s equities or assets (including land assets) (including, without limitation, taking them as compensation), or forbidding transfer or dispose, or taking other relevant remedies, or ordering the winding up of the corporation. The Parties shall perform such awards.

Subject to the provisions of the PRC law, as property preservation or enforcement measures, at the request of one Party to the dispute, the court with jurisdiction has the right to make an award or judgment before the formation of the arbitration tribunal or under other appropriate circumstances permitted by law, and to grant interim remedies to the Party to the dispute, such as an award or judgment on detaining or freezing the properties or equities of the defaulting Party. Such rights of one Party to the dispute and the award or judgment made by the court in this regard shall not affect the validity of the above arbitration clause agreed by the Parties.

After the arbitration award comes into effect, either Party has the right to apply to the court with jurisdiction for enforcement of the arbitration award.

The Parties agree that: the courts in (i) the Hong Kong Special Administrative Region; (ii) the registered place of Cloud Village Inc.; (iii) the registered place of Party A; and (iv) the place where main assets of Cloud Village Inc. or Party A are located shall be deemed to have jurisdiction for the purpose of this article.

11.Notices

Any notice or other communication sent by any Party hereunder shall be written in Chinese and English, and shall be delivered to the following addresses of the recipient(s) by hand, registered airmail, airmail with postage prepaid, recognized courier service.

If to Party A	:	Hangzhou Yuedu Technology Co., Ltd.

Address	:	Room 408,Building 4, No. 599 Wangshang Road, Changhe Street, Binjiang District, Hangzhou

If to Party B	:	Hangzhou NetEase Cloud Music Technology Co., Ltd.

Address	:	Room 601,Building 4, No. 599 Wangshang Road, Changhe Street, Binjiang District, Hangzhou

12.Transfer

1)Without prior written consent of the other Party, neither Party shall transfer any of its rights or obligations hereunder to any third party.

2)Party A hereby agrees that, Party B may transfer its rights and obligations hereunder to any third party at its own discretion. With regard to such transfer, Party B only needs to send a written notice to Party A and does not need to obtain any consent from Party A.

13.Severability

If any provision herein becomes invalid, illegal or un-enforceable because of any laws, such provision shall only be invalid in the corresponding jurisdiction. The invalid provision shall not affect the legal effects of the remaining provisions of this agreement in such jurisdiction, and shall not cause such provision or other provisions hereof to be invalid, illegal or unenforceable in any other jurisdictions.

14.Modifications and supplements

Both Party A and Party B may amend and supplement the agreement by written agreement. The Amendment Agreement and the Supplemental Agreement in relation to the Agreement, duly signed by the Parties, form part of this agreement and have the same legal effect as this agreement.

15.Supplementary provisions

This agreement is made in four counterparts. Each Party shall hold two counterparts.

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(Signature page follows)

Party A:	Hangzhou Yuedu Technology Co., Ltd.

(Seal)

Date:	May 18, 2021

Party B:	Hangzhou NetEase Cloud Music Technology Co., Ltd.

(Seal)

Date:	May 18, 2021